EXHIBIT 6.11

FORM OF SUBORDINATED NOTE PURCHASE AGREEMENT

This SUBORDINATED NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of November 20, 2015, and is made by and among Blue Ridge Bankshares, Inc., a Virginia corporation (“Company”), and the several purchasers of the Subordinated Notes identified on the signature pages hereto (each a “Purchaser” and collectively, the “Purchasers”).

RECITALS

WHEREAS, Company has requested that the Purchasers purchase from Company up to $10,000,000 in aggregate principal amount of Subordinated Notes (as defined herein), which aggregate amount is intended to qualify as Tier 2 Capital (as defined herein).

WHEREAS, Company has engaged Sandler O’Neill + Partners, L.P., as its exclusive placement agent (“Placement Agent”) for the offering of the Subordinated Notes.

WHEREAS, each of the Purchasers is an institutional accredited investor as such term is defined in Rule 501 of Regulation D (“Regulation D”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

WHEREAS, the sale of the Subordinated Notes by Company is being made only to Qualified Institutional Buyers as defined in Rule 144A under the Securities Act and institutional Accredited Investors as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, in reliance upon the exemption under Section 4(a)(2) of the Securities Act and the provisions of Rule 506(b) of Regulation D promulgated thereunder.

WHEREAS, each Purchaser is willing to purchase from Company a Subordinated Note in the principal amount set forth on each Purchaser’s signature page (the “Subordinated Note Amount”) in accordance with the terms of, subject to the conditions in and in reliance on, the recitals, representations, warranties, covenants and agreements set forth herein and in the Subordinated Notes.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1. DEFINITIONS.

1.1 Defined Terms. The following capitalized terms generally used in this Agreement and in the Subordinated Notes have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.

“Affiliate(s)” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with said Person and their respective Affiliates.

“Agreement” has the meaning set forth in the preamble hereto.

“Bank” means Blue Ridge Bank, a Virginia state chartered bank and wholly owned subsidiary of Company.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the Commonwealth of Virginia are permitted or required by any applicable law or executive order to close.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” means November 20, 2015.

“Company” has the meaning set forth in the preamble hereto and shall include any successors to Company.

“Company’s Liabilities” means Company’s obligations under the Transaction Documents.

“Company’s Reports” means (i) audited financial statements of Company for the year ended December 31, 2014; (ii) the unaudited financial statements of Company for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 and (iii) Company’s reports for the year ended December 31, 2014 and the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, each as filed with the FRB.

“Disbursement” has the meaning set forth in Section 3.1.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation, and any and all warrants, options or other rights to purchase any of the foregoing.

“Event of Default” has the meaning set forth in the Subordinated Notes.

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Governmental Agency(ies)” means, individually or collectively, any federal, state, county or local governmental department, commission, board, regulatory authority or agency (including, without limitation, each applicable Regulatory Agency) with jurisdiction over Company.

“Governmental Licenses” has the meaning set forth in Section 4.3.

“Hazardous Materials” means flammable explosives, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws and/or other applicable environmental laws, ordinances or regulations.

“Hazardous Materials Laws” mean any laws, regulations, permits, licenses or requirements pertaining to the protection, preservation, conservation or regulation of the environment which relates to real property, including: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

“Indebtedness” means and includes: (i) all items arising from the borrowing of money that, according to GAAP as in effect from time to time, would be included in determining total liabilities as shown on the consolidated balance sheet of Company or any Subsidiary of Company; and (ii) all obligations secured by any lien in property owned by Company or any Subsidiary whether or not such obligations shall have been assumed; provided, however, Indebtedness shall not include deposits or other indebtedness created, incurred or maintained in the ordinary course of Company’s or Bank’s business (including, without limitation, federal funds purchased, advances from any Federal Home Loan Bank, secured deposits of municipalities, letters of credit issued by Company or Bank and repurchase arrangements) and consistent with customary banking practices and applicable laws and regulations.

“Leases” means all leases, licenses or other documents providing for the use or occupancy of any portion of any Property, including all amendments, extensions, renewals, supplements, modifications, sublets and assignments thereof and all separate letters or separate agreements relating thereto.

“Material Adverse Effect” means, with respect to any Person, any change or effect that (i) is or would be reasonably likely to be material and adverse to the financial position, results of operations or business of such Person, or (ii) would materially impair the ability of any Person to perform its respective obligations under any of the Transaction Documents, or otherwise materially impede the consummation of the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (1) changes in banking and similar laws, rules or regulations of general applicability or interpretations thereof by Governmental Agencies, (2) changes in GAAP or regulatory accounting requirements applicable to financial institutions and their holding companies generally, (3) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not specifically related to Company or Purchasers, (4) direct effects of compliance with this Agreement on the operating performance of Company or Purchasers, including expenses incurred by Company or Purchasers in consummating the transactions contemplated by this Agreement, and (5) the effects of any action or omission taken by Company with the prior written consent of Purchasers, and vice versa, or as otherwise contemplated by this Agreement and the Subordinated Notes.

“Maturity Date” means December 1, 2025.

“Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.

“Placement Agent” means Sandler O’Neill + Partners, L.P.

“Property” means any real property owned or leased by Company or any Affiliate or Subsidiary of Company.

“Purchaser” or “Purchasers” has the meaning set forth in the preamble hereto.

“Regulation D” has the meaning set forth in the Recitals.

“Regulatory Agencies” means any federal or state agency charged with the supervision or regulation of depositary institutions or holding companies of depositary institutions, or engaged in the insurance of depositary institution deposits, or any court, administrative agency or commission or other authority, body or agency having supervisory or regulatory authority with respect to Company, Bank or any of their Subsidiaries.

“Secondary Market Transaction” has the meaning set forth in Section 5.5.

“Securities Act” has the meaning set forth in the Recitals.

“Subordinated Note” means the 6.75% Fixed to Floating Rate Subordinated Note due 2025 (or collectively, the “Subordinated Notes”) in the form attached as Exhibit A hereto, as amended, restated, supplemented or modified from time to time, and each Subordinated Note delivered in substitution or exchange for such Subordinated Note.

“Subordinated Note Amount” has the meaning set forth in the Recitals.

“Subsidiary” means with respect to any Person, any corporation or entity in which a majority of the outstanding Equity Interest is directly or indirectly owned by such Person.

“Tier 2 Capital” has the meaning given to the term “Tier 2 capital” in 12 C.F.R. Part 217, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

“Transaction Documents” has the meaning set forth in Section 3.2.1.1.

1.2 Interpretations. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.” All references to time of day herein are references to Eastern Time unless otherwise specifically provided. All references to this Agreement and Subordinated Notes shall be deemed to be to such documents as amended, modified or restated from time to time. With respect to any reference in this Agreement to any defined term, (i) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person, and (ii) if such defined term refers to a document, instrument or agreement, then it shall also include any replacement, extension or other modification thereof.

1.3 Exhibits Incorporated. All Exhibits attached are hereby incorporated into this Agreement.

2. SUBORDINATED DEBT.

2.1 Certain Terms. Subject to the terms and conditions herein contained, Company proposes to issue and sell to the Purchasers, severally and not jointly, Subordinated Notes in an amount equal to the aggregate of the Subordinated Note Amounts. Purchasers, severally and not jointly, each agree to purchase the Subordinated Notes from Company on the Closing Date in accordance with the terms of, and subject to the conditions and provisions set forth in, this Agreement and the Subordinated Notes. The Subordinated Note Amounts shall be disbursed in accordance with Section 3.1.

2.2 The Closing. The execution and delivery of the Transaction Documents (the “Closing”) shall occur at the offices of Company at 10:00 a.m. (local time) on the Closing Date, or at such other place or time or on such other date as the parties hereto may agree.

2.3 Right of Offset. Each Purchaser hereby expressly waives any right of offset it may have against Company.

2.4 Use of Proceeds. Company shall use the net proceeds from the sale of Subordinated Notes for (i) subject to approval by applicable Regulatory Agencies, repayment of up to $4,500,000 aggregate liquidation value of its Senior Non-Cumulative Perpetual Preferred Stock, Series A, and (ii) general corporate purposes, including for the provision of additional liquidity and working capital.

3. DISBURSEMENT.

3.1 Disbursement. On the Closing Date, assuming all of the terms and conditions set forth in Section 3.2 have been satisfied by Company and Company has executed and delivered to each of the Purchasers this Agreement and such Purchaser’s Subordinated Notes and any other related documents in form and substance reasonably satisfactory to Purchasers, each Purchaser shall disburse the Subordinated Note Amount in immediately available funds set forth on such Purchaser’s signature page to Company in exchange for a Subordinated Note with a principal amount equal to such Subordinated Note Amount (the “Disbursement”). Company will deliver to the respective Purchaser one or more certificates representing the Subordinated Notes in definitive form (or provide evidence of the same with the original to be delivered by Company by overnight delivery on the next calendar day in accordance with the delivery instructions of Purchaser), registered in such names and denominations as such Purchasers may request.

3.2 Conditions Precedent to Disbursement.

3.2.1 Conditions to the Purchasers’ Obligation. The obligation of each Purchaser to consummate the purchase of the Subordinated Notes to be purchased by them at Closing and to effect the Disbursement is subject to delivery by or at the direction of Company to such Purchaser each of the following (or written waiver by such Purchaser prior to the Closing of such delivery):

3.2.1.1 Transaction Documents. This Agreement and the Subordinated Notes (collectively, the “Transaction Documents”), each duly authorized and executed by Company.

3.2.1.2 Authority Documents.

(a)	A copy, certified by the Secretary or Assistant Secretary of Company, of the Articles of Incorporation of Company;

(b)	A certificate of good standing of Company issued by the State Corporation Commission of the Commonwealth of Virginia;

(c)	A copy, certified by the Secretary or Assistant Secretary, of the Bylaws of Company;

(d)	A copy, certified by the Secretary or Assistant Secretary of Company, of the resolutions of the board of directors of Company authorizing the execution, delivery and performance of the Transaction Documents;

(e)	An incumbency certificate of the Secretary or Assistant Secretary of Company certifying the names of the officer or officers of Company authorized to sign the Transaction Documents and the other documents provided for in this Agreement; and

(f)	An opinion of LeClairRyan, A Professional Corporation, counsel to Company, dated as of the Closing Date, substantially in the form set forth at Exhibit B attached hereto addressed to the Purchasers and Placement Agent.

3.2.1.3 Other Requirements. Such other additional information regarding Company, Bank and any other Subsidiary of Company and their respective assets, liabilities (including any liabilities arising from, or relating to, legal proceedings) and contracts as a Purchaser may reasonably require.

3.2.1.4 Officer’s Certificate. A certificate signed on behalf of Company by a senior executive officer certifying that the representations and warranties of Company set forth in this Agreement are true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date, except where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Company and its Subsidiaries taken as a whole (and except that (i) representations and warranties made as of a specified date shall only be required to be true and correct as of such date and (ii) the representations and warranties of Company set forth in Sections 4.2.1, 4.2.3 and 4.5 shall be true and correct in all respects).

3.2.1.5 Aggregate Investments. Prior to, or contemporaneously with the Closing, each Purchaser shall have actually subscribed for the Subordinated Note Amount set forth on such Purchaser’s signature page.

3.2.2 Conditions to Company’s Obligation.

3.2.2.1 Since the date of this Agreement, there shall not have been any action taken, or any law, rule or regulation enacted, entered, enforced or deemed applicable to Company or its Subsidiaries or the transactions contemplated by this Agreement by any Governmental Agency which imposes any restriction or condition that Company determines, in its reasonable good faith judgment, is materially and unreasonably burdensome on Company’s business or would materially reduce the economic benefits of the transactions contemplated by this Agreement to Company to such a degree that Company would not have entered into this Agreement had such condition or restriction been known to it on the date hereof.

3.2.2.2 With respect to a given Purchaser, the obligation of Company to consummate the sale of the Subordinated Notes and to effect the Closing is subject to delivery by or at the direction of such Purchaser to Company each of the following (or written waiver by Company prior to the Closing of such delivery):

(a)	Transaction Documents. This Agreement, duly authorized and executed by such Purchaser.

(b)	Officer’s Certificate. A certificate signed on behalf of such Purchaser by a duly authorized person certifying that the representations and warranties of such Purchaser set forth in this Agreement are true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date.

4. REPRESENTATIONS AND WARRANTIES OF COMPANY.

Company hereby represents and warrants to each Purchaser as follows:

4.1 Organization and Authority.

4.1.1 Organization Matters of Company and Its Subsidiaries.

4.1.1.1 Company has been duly incorporated and is validly existing and in good standing under the laws of the Commonwealth of Virginia and has all requisite corporate power and authority to conduct its business and activities as presently conducted, to own its properties, and to perform its obligations under the Transaction Documents. Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect on Company and its Subsidiaries taken as a whole.

4.1.1.2 Each Subsidiary of Company either has been duly incorporated or organized and is validly existing as a corporation or limited liability company, or has been duly chartered and is validly existing as a Virginia state-chartered commercial bank, in each case in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect on Company and its Subsidiaries taken as a whole. All of the issued and outstanding shares of capital stock or other equity interests in each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and are owned by Company, directly or through Subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim; none of the outstanding shares of capital stock of, or other equity interests in, any Subsidiary were issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary or any other entity.

4.1.1.3 Bank is a state commercial bank chartered under the laws of the Commonwealth of Virginia. The deposit accounts of Bank are insured by the FDIC up to applicable limits. Bank has not received any notice or other information indicating that Bank is not an “insured depository institution” as defined in 12 U.S.C. Section 1813, nor has any event occurred which could reasonably be expected to adversely affect the status of Bank as an FDIC-insured institution.

4.1.2 Capital Stock and Related Matters. The Articles of Incorporation of Company authorize Company to issue 5,000,000 shares of common stock and 250,000 shares of preferred stock. As of the date of this Agreement, there are (i) 1,401,511 shares of Company’s common stock issued and outstanding and (ii) 4,500 shares of Company’s preferred stock issued and outstanding as Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series A. All of the outstanding capital stock of Company has been duly authorized and validly issued and is fully paid and non-assessable. There are, as of the date hereof, no outstanding options, rights, warrants or other agreements or instruments obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Company or obligating Company to grant, extend or enter into any such agreement or commitment to any Person other than Company except pursuant to Company’s equity incentive plans duly adopted by Company’s Board of Directors.

4.2 No Impediment to Transactions.

4.2.1 Transaction is Legal and Authorized. The issuance of the Subordinated Notes, the borrowing of the aggregate of the Subordinated Note Amounts, the execution of the Transaction Documents and compliance by Company with all of the provisions of the Transaction Documents are within the corporate and other powers of Company.

4.2.2 Agreement. This Agreement has been duly authorized, executed and delivered, and, assuming due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligations of Company, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

4.2.3 Subordinated Notes. The Subordinated Notes have been duly authorized by Company and when executed by Company and issued, delivered to and paid for by the Purchasers in accordance with the terms of the Agreement, will have been duly executed, authenticated, issued and delivered, and will constitute legal, valid and binding obligations of Company and enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

4.2.4 No Defaults or Restrictions. Neither the execution and delivery of the Transaction Documents nor compliance with their respective terms and conditions will (whether with or without the giving of notice or lapse of time or both) (i) violate, conflict with or result in a breach of, or constitute a default under: (1) the Articles of Incorporation or Bylaws of Company; (2) any of the terms, obligations, covenants, conditions or provisions of any corporate restriction or of any contract, agreement, indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, or any other agreement or instrument to which Company or Bank, as applicable, is now a party or by which it or any of its properties may be bound or affected; (3) any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or Governmental Agency applicable to Company or its Subsidiaries; or (4) any statute, rule or regulation applicable to Company or its Subsidiaries, except, in the case of items (2), (3) or (4), for such violations and conflicts that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on Company and its Subsidiaries taken as a whole, or (ii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or asset of Company or any of its Subsidiaries. Neither Company nor Bank is in default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing Indebtedness of any kind or pursuant to which any such Indebtedness is issued, or any other agreement or instrument to which Company or Bank, as applicable, is a party or by which Company or Bank, as applicable, or any of its properties may be bound or affected, except, in each case, only such defaults that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on Company and its Subsidiaries taken as a whole.

4.2.5 Governmental Consent. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained by Company that have not been obtained, and no registrations or declarations are required to be filed by Company that have not been filed in connection with, or, in contemplation of, the execution and delivery of, and performance under, the Transaction Documents, except for applicable requirements, if any, of the Securities Act or state securities laws or “blue sky” laws of the various states and any applicable federal or state banking laws and regulations.

4.3 Possession of Licenses and Permits. Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Agencies necessary to conduct the business now operated by it except where the failure to possess such Governmental Licenses would not, singularly or in the aggregate, have a Material Adverse Effect on Company and its Subsidiaries taken as a whole; Company and each Subsidiary of Company is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singularly or in the aggregate, have a Material Adverse Effect on Company and its Subsidiaries taken as a whole; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect on Company and its Subsidiaries taken as a whole; and neither Company nor any Subsidiary of Company has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses.

4.4 Financial Condition.

4.4.1 Company Financial Statements. The financial statements of Company included in Company’s Reports (including the related notes, where applicable), which have been provided to Purchasers (i) have been prepared from, and are in accordance with, the books and records of Company; (ii) fairly present in all material respects the results of operations, cash flows, changes in stockholders’ equity and financial position of Company and its consolidated Subsidiaries, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), as applicable; (iii) complied as to form, as of their respective dates of filing in all material respects with applicable accounting and banking requirements as applicable, with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Company does not have any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Company contained in Company’s Reports for Company’s most recently completed quarterly or annual fiscal period, as applicable, and for liabilities incurred in the ordinary course of business consistent with past practice or in connection with this Agreement and the transactions contemplated hereby.

4.4.2 Absence of Default. Since the date of the latest audited financial statements, no event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of Company the right to accelerate the maturity of any material Indebtedness of Company. Company is not in default under any other Lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which could reasonably be expected to result in a Material Adverse Effect on Company and its Subsidiaries taken as a whole.

4.4.3 Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, Company has capital sufficient to carry on its business and transactions and is solvent and able to pay its debts as they mature. No transfer of property is being made and no Indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Company or any Subsidiary of Company.

4.4.4 Ownership of Property. Company and each of its Subsidiaries has good and marketable title as to all real property owned by it and good title to all assets and properties owned by Company and such Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent balance sheet contained in Company’s Reports or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the Federal Home Loan Bank, inter-bank credit facilities, reverse repurchase agreements or any transaction by Bank acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) such as do not, singularly or in the aggregate, materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Company or any of its Subsidiaries. Company and each of its Subsidiaries, as lessee, has the right under valid and existing Leases of real and personal properties that are material to Company or such Subsidiary, as applicable, in the conduct of its business to occupy or use all such properties as presently occupied and used by it. Such existing Leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such Leases and lease commitments are as disclosed in all material respects in Company’s Reports.

4.5 No Material Adverse Change. Since the date of the latest audited financial statements included in Company’s Reports, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries taken as a whole.

4.6 Legal Matters.

4.6.1 Compliance with Law. Company and each of its Subsidiaries (i) has complied with and (ii) is not, to Company’s knowledge, under investigation with respect to, and, to Company’s knowledge, has not been threatened to be charged with or given any notice of any material violation of any applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its properties, except where any such failure to comply or violation would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries taken as a whole.

4.6.2 Regulatory Enforcement Actions. Company, Bank and its other Subsidiaries are in compliance with all laws administered by and regulations of any Governmental Agency applicable to it or to them, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries taken as a whole. None of Company, Bank, Company’s Subsidiaries nor any of their officers or directors is now operating under any restrictions, agreements, memoranda, or commitments (other than restrictions of general application) imposed by any Governmental Agency, nor are, to Company’s knowledge, (a) any such restrictions threatened or (b) any agreements, memoranda or commitments being sought by any Governmental Agency.

4.6.3 Pending Litigation. There are no actions, suits, proceedings or written agreements pending, or, to Company’s knowledge, threatened or proposed, against Company or any of its Subsidiaries at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, or other administrative agency, domestic or foreign, that, either separately or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries taken as a whole or affect issuance or payment of the Subordinated Notes; and neither Company nor any of its Subsidiaries is a party to or named as subject to the provisions of any order, writ, injunction, or decree of, or any written agreement with, any court, commission, board or agency, domestic or foreign, that either separately or in the aggregate, will have a Material Adverse Effect on Company and its Subsidiaries taken as a whole.

4.6.4 Environmental. No Property is or, to Company’s knowledge, has been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any Hazardous Materials and neither Company nor any of its Subsidiaries has engaged in such activities. There are no claims or actions pending or, to Company’s knowledge, threatened against Company or any of its Subsidiaries by any Governmental Agency or by any other Person relating to any Hazardous Materials or pursuant to any Hazardous Materials Law.

4.6.5 Brokerage Commissions. Except for commissions paid to the Placement Agent, neither Company nor any Affiliate of Company is obligated to pay any brokerage commission or finder’s fee to any Person in connection with the transactions contemplated by this Agreement.

4.6.6 Investment Company Act. Neither Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.7 No Misstatement. No information, exhibit, report, schedule or document, when viewed together as a whole, furnished by Company to Purchasers in connection with the negotiation, execution or performance of this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances when made or furnished to Purchasers and as of the Closing Date.

4.8 Internal Accounting Controls. Company, Bank and each other applicable Subsidiary of Company has established and maintains a system of internal control over financial reporting that pertain to the maintenance of records that accurately and fairly reflect the transactions and dispositions of Company’s assets (on a consolidated basis), provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that Company’s and Bank’s receipts and expenditures and receipts and expenditures of each of Company’s other Subsidiaries are being made only in accordance with authorizations of Company management and Board of Directors, and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of Company on a consolidated basis that could have a material effect on Company’s financial statements. Such internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of Company’s financial reporting and the preparation of Company’s financial statements for external purposes in accordance with GAAP. Since the conclusion of Company’s last completed fiscal year there has not been and there currently is not (i) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information, or (ii) any fraud, whether or not material, that involves management or other employees who have a role in Company’s or Bank’s internal control over financial reporting and the internal control over financial reporting of each other applicable Subsidiary of Company. Company (A) has implemented and maintains disclosure controls and procedures reasonably designed and maintained to ensure that material information relating to Company is made known to the Chief Executive Officer and the Chief Financial Officer of Company by others within Company and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Company’s outside auditors and the audit committee of Company’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Company’s internal controls over financial reporting. Such disclosure controls and procedures are effective for the purposes for which they were established.

4.9 Allowance for Loan Losses. The allowance for loan losses shown in the financial statements of Company has been established in a manner consistent with past practices and in accordance with applicable regulatory guidelines and, to the best of Company’s knowledge, is adequate in all respects to provide for losses, net of recoveries relating to loans previously charged off, on loans outstanding as of the date of such statements.

4.10 Representations and Warranties Generally. The representations and warranties of Company set forth in this Agreement are true and correct as of the date hereof and will be true and correct as of the Closing Date and as otherwise specifically provided herein. None of the representations, warranties, covenants and agreements made in this Agreement or in any certificate or other document delivered to Purchasers by or on behalf of Company pursuant to or in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances when made and as of the Closing Date.

5. GENERAL COVENANTS, CONDITIONS AND AGREEMENTS.

Company hereby further covenants and agrees with each Purchaser as follows:

5.1 Compliance with Transaction Documents. Company shall comply with, observe and timely perform each and every one of the covenants, agreements and obligations under the Transaction Documents.

5.2 Compliance with Laws.

5.2.1 Generally. Company shall comply and cause Bank and each of its other Subsidiaries to comply with all applicable statutes, rules, regulations, orders and restrictions in respect of the conduct of its business and the ownership of its properties, except, in each case, where such noncompliance would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries taken as a whole.

5.2.2 Regulated Activities. Company shall not itself, nor shall it cause, permit or allow Bank or any other Subsidiary (i) engage in any business or activity not permitted by all applicable laws and regulations, except where such business or activity would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries taken as a whole or (ii) make any loan or advance secured by the capital stock of another bank or depository institution, or acquire the capital stock, assets or obligations of or any interest in another bank or depository institution, in each case other than in accordance with applicable laws and regulations and safe and sound banking practices.

5.2.3 Taxes. Company shall and shall cause Bank and any other Subsidiary to promptly pay and discharge all taxes, assessments and other governmental charges imposed upon Company, Bank or any other Subsidiary or upon the income, profits, or property of Company or any Subsidiary and all claims for labor, material or supplies which, if unpaid, might by law become a lien or charge upon the property of Company, Bank or any other Subsidiary. Notwithstanding the foregoing, none of Company, Bank or any other Subsidiary shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof shall be contested in good faith by appropriate proceedings, and appropriate reserves therefor shall be maintained on the books of Company, Bank and such other Subsidiary

5.2.4 Tier 2 Capital. If all or any portion of the Subordinated Notes ceases to be deemed to be Tier 2 Capital, other than due to the limitation imposed on the capital treatment of subordinated debt during the five (5) years immediately preceding the Maturity Date of the Subordinated Notes, Company will immediately notify the Purchasers, and thereafter Company and the Purchasers will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Subordinated Notes to qualify as Tier 2 Capital.

5.3 Absence of Control. It is the intent of the parties to this Agreement that in no event shall Purchasers, by reason of any of the Transaction Documents, be deemed to control, directly or indirectly, Company, and Purchasers shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Company.

5.4 Secondary Market Transactions. Each Purchaser shall have the right at any time and from time to time to securitize its Subordinated Notes or any portion thereof in a single asset securitization or a pooled loan securitization of rated single or multi-class securities secured by or evidencing ownership interests in the Subordinated Notes (each such securitization is referred to herein as a “Secondary Market Transaction”). In connection with any such Secondary Market Transaction, Company shall, at Company’s expense, cooperate with Purchasers and otherwise reasonably assist Purchasers in satisfying the market standards to which Purchasers customarily adhere or which may be reasonably required in the marketplace or by applicable rating agencies in connection with any such Secondary Market Transaction. Subject to any written confidentiality obligation, all information regarding Company may be furnished, without liability except in the case of gross negligence or willful misconduct, to any Purchaser and to any Person reasonably deemed necessary by Purchaser in connection with participation in such Secondary Market Transaction. All documents, financial statements, appraisals and other data relevant to Company or the Subordinated Notes may be retained by any such Person.

5.5 Bloomberg. Company shall use commercially reasonable efforts to cause the Subordinated Notes to be quoted on Bloomberg.

5.6 Rule 144A Information. While any Subordinated Notes remain “restricted securities” within the meaning of the Securities Act, Company will make available, upon request, to any seller of such Subordinated Notes the information specified in Rule 144A(d)(4) under the Securities Act, unless Company is then subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASERS.

Each Purchaser hereby represents and warrants to Company, and covenants with Company, severally and not jointly, as follows:

6.1 Legal Power and Authority. It has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. It is an entity duly organized, validly existing and in good standing under the laws its jurisdiction of organization.

6.2 Authorization and Execution. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of such Purchaser, and this Agreement is a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

6.3 No Conflicts. Neither the execution, delivery or performance of the Transaction Documents nor the consummation of any of the transactions contemplated thereby will conflict with, violate, constitute a breach of or a default (whether with or without the giving of notice or lapse of time or both) under (i) its organizational documents, (ii) any agreement to which it is party, (iii) any law applicable to it or (iv) any order, writ, judgment, injunction, decree, determination or award binding upon or affecting it; except in the case of items (ii), (iii) or (iv), for such violations, conflicts, breaches or defaults that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on Purchaser.

6.4 Purchase for Investment. It is purchasing the Subordinated Note for its own account and not with a view to distribution and with no present intention of reselling, distributing or otherwise disposing of the same. It has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for, or which is likely to compel, a disposition of the Subordinated Notes in any manner.

6.5 Institutional Accredited Investor. It is and will be on the Closing Date an institutional “accredited investor” as such term is defined in Rule 501(a) of Regulation D and as contemplated by subsections (1), (2), (3) and (7) of Rule 501(a) of Regulation D, and has no less than $5,000,000 in total assets.

6.6 Financial and Business Sophistication. It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Subordinated Notes. It has relied solely upon its own knowledge of, and/or the advice of its own legal, financial or other advisors with regard to, the legal, financial, tax and other considerations involved in deciding to invest in the Subordinated Notes.

6.7 Ability to Bear Economic Risk of Investment. It recognizes that an investment in the Subordinated Notes involves substantial risk. It has the ability to bear the economic risk of the prospective investment in the Subordinated Notes, including the ability to hold the Subordinated Notes indefinitely, and further including the ability to bear a complete loss of all of its investment in Company.

6.8 Information. It acknowledges that: (i) it is not being provided with the disclosures that would be required if the offer and sale of the Subordinated Notes were registered under the Securities Act, nor is it being provided with any offering circular or prospectus prepared in connection with the offer and sale of the Subordinated Notes; (ii) it has conducted its own examination of Company and the terms of the Subordinated Notes to the extent it deems necessary to make its decision to invest in the Subordinated Notes; and (iii) it has availed itself of publicly available financial and other information concerning Company to the extent it deems necessary to make its decision to purchase the Subordinated Notes. It has reviewed the information set forth in Company’s Reports and the exhibits and schedules hereto and contained in the data room established by Company on October 28, 2015 if applicable.

6.9 Access to Information. It acknowledges that it and its advisors have been furnished with all materials relating to the business, finances and operations of Company that have been requested of it or its advisors and have been given the opportunity to ask questions of, and to receive answers from, persons acting on behalf of Company concerning terms and conditions of the transactions contemplated by this Agreement in order to make an informed and voluntary decision to enter into this Agreement.

6.10 Investment Decision. It has made its own investment decision based upon its own judgment, due diligence and advice from such advisors as it has deemed necessary and not upon any view expressed by any other person or entity, including the Placement Agent. Neither such inquiries nor any other due diligence investigations conducted by it or its advisors or representatives, if any, shall modify, amend or affect its right to rely on Company’s representations and warranties contained herein. It is not relying upon, and has not relied upon, any advice, statement, representation or warranty made by any Person by or on behalf of Company, including, without limitation, the Placement Agent, except for the express statements, representations and warranties of Company made or contained in this Agreement. Furthermore, it acknowledges that (i) the Placement Agent has not performed any due diligence review on behalf of it and (ii) nothing in this Agreement or any other materials presented by or on behalf of Company to it in connection with the purchase of the Subordinated Notes constitutes legal, tax or investment advice.

6.11 Private Placement; No Registration; Restricted Legends. It understands and acknowledges that the Subordinated Notes are being sold by Company without registration under the Securities Act in reliance on the exemption from federal and state registration set forth in, respectively, Rule 506(b) of Regulation D under Section 4(a)(2) of the Securities Act and Section 18 of the Securities Act, or any state securities laws, and accordingly, may be resold, pledged or otherwise transferred only if exemptions from the Securities Act and applicable state securities laws are available to it. It further acknowledges and agrees that all certificates or other instruments representing the Subordinated Notes will bear the restrictive legend set forth in the form of Subordinated Note. It further acknowledges its primary responsibilities under the Securities Act and, accordingly, will not sell or otherwise transfer the Subordinated Notes or any interest therein without complying with the requirements of the Securities Act and the rules and regulations promulgated thereunder and the requirements set forth in this Agreement.

6.12 Placement Agent. It will purchase the Subordinated Note(s) directly from Company and not from the Placement Agent and understands that neither the Placement Agent nor any other broker or dealer has any obligation to make a market in the Subordinated Notes.

6.13 Tier 2 Capital. If all or any portion of the Subordinated Notes ceases to be deemed to be Tier 2 Capital, other than due to the limitation imposed on the capital treatment of subordinated debt during the five (5) years immediately preceding the Maturity Date of the Subordinated Notes, upon notification by Company to the Purchasers, thereafter Company and the Purchasers will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Subordinated Notes to qualify as Tier 2 Capital.

6.14 Accuracy of Representations. It understands that each of the Placement Agent and Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements in connection with the transactions contemplated by this Agreement, and agrees that if any of the representations or acknowledgements made by it are no longer accurate as of the Closing Date, or if any of the agreements made by it are breached on or prior to the Closing Date, it shall promptly notify the Placement Agent and Company.

6.15 Representations and Warranties Generally. The representations and warranties of Purchaser set forth in this Agreement are true and correct as of the date hereof and will be true and correct as of the Closing Date and as otherwise specifically provided herein. Any certificate signed by a duly authorized representative of Purchaser and delivered to Company or to counsel for Company shall be deemed to be a representation and warranty by Purchaser to Company as to the matters set forth therein.

7. TERMINATION. Purchasers may terminate this Agreement (i) at any time prior to the Closing Date by written notice signed by all Purchasers to Company if Purchasers shall decline to purchase the Subordinated Notes for any reason permitted by this Agreement or (ii) on the Closing Date if any condition described in Section 3.2 is not fulfilled by Company or waived in writing by the Purchasers on or prior to the Closing Date. Any termination pursuant to this Section shall be without liability on the part of (i) Company to Purchasers or (ii) Purchasers to Company.

8. MISCELLANEOUS.

8.1 Prohibition on Assignment by Company. Except as described in Section 8 (Merger or Sale of Assets) of the Subordinated Notes, Company may not assign, transfer or delegate any of its rights under this Agreement or the Subordinated Notes without the prior written consent of Purchasers. In addition, in accordance with the terms of the Subordinated Notes, any transfer of such Subordinated Notes must be made in accordance with the Assignment Form attached thereto and the requirements and restrictions thereof.

8.2 Time of the Essence. Time is of the essence of this Agreement.

8.3 Waiver or Amendment. No waiver or amendment of any term, provision, condition, covenant or agreement herein or in the Subordinated Notes shall be effective except with the consent of the holders of more than fifty percent (50%) in aggregate principal amount

(excluding any Subordinated Notes held by Company or any of its Affiliates) of the Subordinated Notes at the time outstanding; provided, however, that without the consent of each holder of an affected Subordinated Note, no such amendment or waiver may: (i) reduce the principal amount of the Subordinated Note; (ii) reduce the rate of or change the time for payment of interest on any Subordinated Note; (iii) extend the maturity of any Subordinated Note, (iv) change the currency in which payment of the obligations of Company under this Agreement and the Subordinated Notes are to be made; (v) lower the percentage of aggregate principal amount of outstanding Subordinated Notes required to approve any amendment of this Agreement or the Subordinated Notes; (vi) make any changes to Section 6 (Failure to Make Payments) of the Subordinated Notes that adversely affects the rights of any holder of a Subordinated Note; or (vii) disproportionately affect any of the holders of the then outstanding Subordinated Notes. Notwithstanding the foregoing, Company may amend or supplement the Subordinated Notes without the consent of the holders of the Subordinated Notes to cure any ambiguity, defect or inconsistency or to provide for uncertificated Subordinated Notes in addition to or in place of certificated Subordinated Notes, or to make any change that does not adversely affect the rights of any holder of any of the Subordinated Notes. No failure to exercise or delay in exercising, by a Purchaser or any holder of the Subordinated Notes, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law. The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity. No notice or demand on Company in any case shall, in itself, entitle Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Purchasers to any other or further action in any circumstances without notice or demand. No consent or waiver, expressed or implied, by Purchasers to or of any breach or default by Company in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of Company hereunder. Failure on the part of Purchasers to complain of any acts or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by Purchasers of their rights hereunder or impair any rights, powers or remedies on account of any breach or default by Company.

8.4 Severability. Any provision of this Agreement which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein. Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular persons or situations, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.

8.5 Notices. Any notice which any party hereto may be required or may desire to give hereunder shall be deemed to have been given if in writing and if delivered personally, or if mailed, postage prepaid, by United States registered or certified mail, return receipt requested, or if delivered by a responsible overnight commercial courier promising next business day delivery, addressed:

if to Company:	Blue Ridge Bankshares, Inc. 17 West Main Street Luray, Virginia 22835
	Attention:	Brian K. Plum President and Chief Executive Officer

with a copy to:	LeClairRyan, A Professional Corporation 919 East Main Street, 24th Floor Richmond, Virginia 23219
	Attention:	Scott H. Richter, Esq.

if to Purchasers:	To the addresses indicated on the Purchaser’s signature page.

or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice; provided that no change in address shall be effective until five (5) Business Days after being given to the other party in the manner provided for above. Any notice given in accordance with the foregoing shall be deemed given when delivered personally or, if mailed, three (3) Business Days after it shall have been deposited in the United States mails as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier (provided next business day delivery was requested).

8.6 Successors and Assigns. This Agreement shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns; except that, unless a Purchaser consents in writing, no assignment made by Company in violation of this Agreement shall be effective or confer any rights on any purported assignee of Company. The term “successors and assigns” will not include a purchaser of any of the Subordinated Notes from any Purchaser merely because of such purchase.

8.7 No Joint Venture. Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of a Purchaser, shall be deemed to make a Purchaser a partner or joint venturer with Company.

8.8 Documentation. All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to a Purchaser shall be in form and substance satisfactory to such Purchaser.

8.9 Entire Agreement. This Agreement and the Subordinated Notes along with the Exhibits thereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto. No party, in entering into this Agreement, has relied upon any representation, warranty, covenant, condition or other term that is not set forth in this Agreement or in the Subordinated Notes.

8.10 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its laws or principles of conflict of laws. Nothing herein shall be deemed to limit any rights, powers or privileges which a Purchaser may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by a Purchaser which is lawful pursuant to, or which is permitted by, any of the foregoing.

8.11 No Third Party Beneficiary. This Agreement is made for the sole benefit of Company and the Purchasers, and no other person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder; provided, that the Placement Agent may rely on the representations, warranties, covenants and agreements contained herein and any certificates or other documents delivered in connection with the Closing to the same extent as if it were a party to this Agreement.

8.12 Legal Tender of United States. All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.

8.13 Captions; Counterparts. Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

8.14 Knowledge; Discretion. All references herein to Purchaser’s or Company’s knowledge shall be deemed to mean the knowledge of such party based on the actual knowledge of such party’s Chief Executive Officer and Chief Financial Officer or such other persons holding equivalent offices. Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by a Purchaser, to the making of a determination or designation by a Purchaser, to the application of a Purchaser’s discretion or opinion, to the granting or withholding of a Purchaser’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to a Purchaser, or otherwise involving the decision making of a Purchaser, shall be deemed to mean that such Purchaser shall decide using the reasonable discretion or judgment of a prudent lender.

8.15 Waiver of Right to Jury Trial. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH ANY OF THE TRANSACTION DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF COMPANY OR PURCHASERS. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL. EACH PARTY FURTHER ACKNOWLEDGES THAT (I) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (II) THIS WAIVER HAS BEEN REVIEWED BY COMPANY, THE PURCHASERS AND THEIR RESPECTIVE COUNSEL AND IS A MATERIAL INDUCEMENT FOR ENTRY INTO THIS AGREEMENT AND (III) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

8.16 Expenses. Except as otherwise provided in this Agreement, each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement.

8.17 Survival. Each of the representations and warranties set forth in this Agreement shall survive the consummation of the transactions contemplated hereby for a period of one year after the date hereof. Except as otherwise provided herein, all covenants and agreements contained herein shall survive until, by their respective terms, they are no longer operative.

[Signature Pages Follow]

IN WITNESS WHEREOF, Company has caused this Subordinated Note Purchase Agreement to be executed by its duly authorized representative as of the date first above written.

COMPANY: BLUE RIDGE BANKSHARES, INC.

By:
Name: Brian K. Plum Title: President and Chief Executive Officer

[Company Signature Page to Subordinated Note Purchase Agreement]

IN WITNESS WHEREOF, the Purchaser has caused this Subordinated Note Purchase Agreement to be executed by its duly authorized representative as of the date first above written.

PURCHASER: [INSERT PURCHASER’S NAME]

By:
Name: [•]
Title: [•]

Address of Purchaser:

[•]

Principal Amount of Purchased Subordinated Note: $[•]

[Purchaser Signature Page to Subordinated Note Purchase Agreement]

EXHIBIT A

FORM OF SUBORDINATED NOTE

EXHIBIT B

OPINION OF COUNSEL

1. Each of Company and Bank (i) is validly existing and is in good standing under the laws of the Commonwealth of Virginia, and (ii) has all requisite corporate power and authority to carry on its business and to own, lease and operate its properties and assets as described in Company’s Reports.

2. Company has all necessary corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party and to consummate the transactions contemplated by the Transaction Documents.

3. The Agreement has been duly and validly authorized, executed and delivered by Company.

4. The Subordinated Notes have been duly and validly authorized by Company and when issued and delivered to and paid for by Purchasers in accordance with the terms of the Agreement, will have been duly executed, authenticated, issued and delivered and will constitute legal, valid and binding obligations of Company, and enforceable against Company in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.

5. Assuming the accuracy of the representations and warranties of each of Purchasers set forth in the Agreement, the Subordinated Notes to be issued and sold by Company to Purchasers pursuant to the Agreement will be issued in a transaction exempt from the registration requirements of the Securities Act.